Exhibit 99.1

Nurix Therapeutics Expands Its Board of Directors with the Addition of Drug Commercialization Expert Anil Kapur
SAN FRANCISCO, October 16, 2024 (GLOBE NEWSWIRE) — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with cancer and inflammatory diseases, today announced the appointment of Anil Kapur to its board of directors, effective October 15, 2024. Mr. Kapur has over 25 years of executive experience in pharmaceutical and biotech companies across both U.S. and international markets.
“I am delighted to welcome Anil to the Nurix board as we enter this important stage in the company’s development and execute on our plan to advance NX-5948 into pivotal clinical testing in 2025 and prepare for future commercialization,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “Anil has an impressive record of commercial operations excellence and extensive experience launching novel drugs in hematology and oncology with direct relevance to Nurix’s pipeline, including the launch of blockbuster drugs Imbruvica and Darzalex while at Johnson & Johnson. I believe his strategic, marketing, sales and business development insights will be invaluable to Nurix in the years to come.”

Mr. Kapur began his pharmaceutical executive career as Vice President, Commercial Leader Hematology Franchise at Janssen Pharmaceuticals, Johnson & Johnson’s global pharmaceutical strategy organization. As the J&J Joint Commercialization Committee Leader in partnership with Pharmacyclics, Mr. Kapur launched Imbruvica, the first BTK inhibitor for chronic lymphocytic leukemia, achieving an estimated $1 billion in sales within 18 months of launch. Mr. Kapur also led the J&J/Genmab joint commercialization committee and the global team that launched the transformational product Darzalex, the first biologic for multiple myeloma.

“I am excited to join Nurix’s board of directors at this important time as NX-5948 is poised to enter pivotal trials and as we form the strategy for its commercialization,” said Mr. Kapur. “I believe Nurix’s targeted protein degrader drug pipeline has great potential to change the treatment landscape and help patients living with B cell malignancies and beyond.”

As a senior leader in hematology and oncology in both small and large organizations, Mr. Kapur has been responsible for launching significant global brands, building and managing commercial capabilities, driving corporate strategy and managing alliances. Most recently, Mr. Kapur served as Executive Vice President, Corporate Strategy and Chief Commercial Officer at Geron Corporation from December 2019 to August 2024. Prior to Geron, Mr. Kapur served as Chief Commercial Officer at Actinium Pharmaceuticals, Inc., and as Vice President, Head of Early Assets, Biomarkers and External Innovation for Worldwide Oncology Commercialization at Bristol-Myers Squibb. Mr. Kapur is a member of the board of directors of Verastem, Inc., a late-stage development biopharmaceutical company. Mr. Kapur holds a BE in Mechanical

Engineering from Birla Institute of Technology in India, an MS in Engineering from Louisiana Tech University, and an MBA from the Fuqua School of Business at Duke University.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of innovative small molecules and antibody therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer, inflammatory conditions, and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected contributions Mr. Kapur will bring to Nurix, Nurix’s plans to advance NX-5948 into pivotal clinical testing in 2025, and the potential for Nurix’s targeted protein degrader drug pipeline to change the treatment landscape in B cell malignancies, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the period ended August 31, 2024, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Nurix’s business and results of operations, which could, in turn, have a significant and adverse impact on Nurix’s stock price. Nurix cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Nurix undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contacts:
Investors
Jason Kantor, Ph.D.
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

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